SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Novellus Systems, Inc.

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NOVELLUS SYSTEMS, INC.
4000 North First Street
San Jose, California 95134

March 10, 2003

To the Shareholders of Novellus Systems, Inc.

You are cordially invited to attend the Annual Meeting of Shareholders of Novellus Systems, Inc. (the “Company”) on April 15, 2003 at 8:00 a.m. The Annual Meeting will be held at the Company’s principal executive offices, 4000 North First Street, San Jose, California 95134.

A description of the business to be conducted at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the Annual Meeting, please submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. If you attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

Richard S. Hill Chairman of the Board and Chief Executive Officer

NOVELLUS SYSTEMS, INC.
4000 North First Street
San Jose, California 95134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held April 15, 2003

To the Shareholders of Novellus Systems, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Novellus Systems, Inc. (the “Company”) will be held on April 15, 2003 at 8:00 a.m., at the Company’s principal executive offices, 4000 North First Street, San Jose, California 95134, for the following purposes:

1.        To elect eight directors of the Company to serve for the ensuing year and until their successors are elected and qualified.

2.        To reapprove the Company’s 1998 Senior Executive Bonus Plan, originally approved in May 1998, pursuant to the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

3.        To ratify and approve the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2003.

4.        To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached hereto and made a part hereof. The Annual Meeting will be open to shareholders of record, proxy holders, and others by invitation only. Beneficial owners of shares held by a broker or nominee must present proof of such ownership to attend the meeting.

The Board of Directors has fixed the close of business on February 14, 2003 as the Record Date for determining the shareholders entitled to notice of and to vote at the 2003 Annual Meeting and any adjournment or postponement thereof.

FOR THE BOARD OF DIRECTORS,

Robin S. Yim Secretary

San Jose, California
March 10, 2003

YOUR VOTE IS IMPORTANT

To ensure your representation at the meeting, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. If you attend the meeting, you may vote in person even if you returned a proxy.

NOVELLUS SYSTEMS, INC.
4000 North First Street
San Jose, California 95134

______________________

PROXY STATEMENT

______________________

Annual Meeting of Shareholders
April 15, 2003

General Information

The enclosed proxy is solicited on behalf of the Board of Directors of Novellus Systems, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on April 15, 2003 at 8:00 a.m. (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s principal executive offices, 4000 North First Street, San Jose, California 95134.

This Proxy Statement and the form of proxy are first being mailed to shareholders on or about March 10, 2003.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (to the attention of Robin S. Yim, Secretary) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Record Date, Share Ownership and Quorum

Shareholders of record at the close of business on February 14, 2003 are entitled to vote at the Annual Meeting. At the record date, 149,542,297 shares of the Company’s Common Stock (the “Common Stock”), were issued and outstanding. The presence of a majority of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Voting and Solicitation

Each share outstanding on the record date is entitled to one vote. Under the Company’s cumulative voting provisions, each shareholder may cast his/her votes for a single nominee for director, or distribute among up to eight nominees a number of votes equal to eight multiplied by the number of shares held by such shareholder. However, cumulative voting will not be available unless, at the meeting, at least one shareholder has given notice of his or her intent to cumulate votes prior to the voting, and will apply only to those candidates whose names have been placed in nomination prior to the voting.

If you are not planning on attending the Annual Meeting and voting your shares in person, your shares of Common Stock cannot be voted until either a signed proxy card is returned to the Company or voting instructions are submitted by using the Internet or by calling a specifically designated telephone number. Any shareholder may change his or her vote prior to the Annual Meeting by revoking his or her proxy or by (i) submitting a proxy bearing a later date, (ii) submitting new voting instructions via the Internet, or (iii) calling the specifically designated telephone number. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide voting instructions, and to confirm that instructions have been recorded properly. The Company believes the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card.

The cost of managing the proxy process will be borne by the Company. The Company has retained the services of Georgeson Shareholder Communications, Inc. (“Georgeson”) to assist in the solicitation of proxies for a fee not to exceed $8,000 plus any customary out-of-pocket expenses and service fees. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Certain of the Company’s directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone, fax or telegram.

The Inspector of Elections will tabulate votes cast by proxy or in person at the Annual Meeting with the assistance of Georgeson. The Inspector of Elections will also determine whether or not a quorum is present. Except with respect to the election of directors where cumulative voting is invoked and except in certain other specific circumstances not applicable to this Annual Meeting, the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors, FOR approval of the other proposals in the enclosed proxy statement and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the particular item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered present and entitled to vote for purposes of determining a quorum but as not voting with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

Deadline for Receipt of Shareholder Proposals

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. For shareholder proposals to be considered properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice therefor in writing to the Secretary of the Company. To be timely for the Company’s 2004 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company between December 22, 2003 and January 21, 2004. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company’s 2004 Annual Meeting of Shareholders must be received by the Company not later than November 7, 2003 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The authorized number of directors is currently fixed at eight, as set by the Board of Directors (the “Board” or “Board of Directors”) pursuant to the Bylaws of the Company. Accordingly, eight directors will be elected by the shareholders at the Annual Meeting. The eight nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the eight nominees of the Board of Directors named below. In the event that any nominee of the Board is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders shall vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders.

The Board of Directors recommends a vote FOR the nominees listed below.

Name of Nominee	Age	Principal Occupation	Director Since

Richard S. Hill	51	Chairman of the Board and Chief Executive Officer of the Company	1993

D. James Guzy	67	President of Arbor Company, LLC and Chairman of SRC Computer Corporation, a computer hardware development company, and PLX Technology, Inc., a semiconductor company	1990

J. David Litster	64	Professor of Physics at the Massachusetts Institute of Technology	1998

Yoshio Nishi	63	Professor of Electrical Engineering and Director of the Stanford University Nanofabrication Facility	2002

Glen G. Possley	62	Managing General Partner of Glen-Ore Associates, a consulting enterprise focused on the semiconductor business	1991

Ann D. Rhoads	37	Chief Financial Officer of Premier, Inc., a healthcare supply management company	2003

William R. Spivey	56	Retired President and Chief Executive Officer of Luminent, Inc.	1998

Delbert A. Whitaker	59	Retired Senior Vice President, Texas Instruments, Inc.	2002

The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his or her successor has been elected and qualified. The Company’s Bylaws provide that no person may be elected or run for reelection to the Board of Directors after having attained the age of 68 years. However, a person who was a director prior to March 16, 2001, may not be elected or run for reelection to the Board of Directors after attaining the age of 70 years. There is no family relationship between any director and any other director or executive officer of the Company.

Mr. Hill  has been Chief Executive Officer and a member of the Board of Directors of the Company since December 1993. In May 1996, he was appointed Chairman of the Board of Directors. From 1981 to 1993, Mr. Hill was employed by Tektronix, Inc., an electronics company, where he held positions such as President of the Tektronix Development Company, Vice President of the Test & Measurement Group, and President of Tektronix Components Corporation. Prior to joining Tektronix, Mr. Hill held engineering or management positions at General Electric, Motorola and Hughes Aircraft Company. Mr. Hill is also a member of the Board of Directors of LTX Corp. and of the University of Illinois Foundation.

Mr. Guzy  joined the Board of Directors in January 1990. Presently Mr. Guzy is the Chairman of both SRC Computer Corporation and PLX Technology, Inc. Since 1969, he has also served as the President of the Arbor Company, a limited partnership engaged in the electronics and computer industries. Mr. Guzy is a director of Intel Corporation, Cirrus Logic, Inc., LogicVision, Inc., Micro Component Technology, Inc., Davis Selected Group of Mutual Funds and Alliance Capital Management Technology Fund.

Mr. Litster  joined the Board of Directors in February 1998. Mr. Litster is a Professor of Physics at the Massachusetts Institute of Technology (“MIT”). He was formerly Vice President and Dean of Research at MIT. From 1983 through 1988, he was the director of MIT’s Center for Materials Science and Engineering and from 1988 through 1992, he was the director of the Francis Bitter National Magnet Laboratory at MIT. Mr. Litster is a fellow of the American Physical Society, the American Academy of Arts and Sciences and the American Association for the Advancement of Science. In 1993, Mr. Litster was awarded the Irving Langmuir Prize by the American Physical Society. Mr. Litster holds a Bachelor of Science degree in Engineering from McMaster University in Hamilton Ontario, Canada, and a Ph.D. in Physics from MIT.

Mr. Nishi  joined the Board of Directors in May 2002. Mr. Nishi is currently Professor of Electrical Engineering and Director of the Stanford University Nanofabrication Facility. Mr. Nishi joined Stanford University in May 2002 after serving as Director of Research and Development and Senior Vice President at Texas Instruments, Inc., a semiconductor company, from 1995 to 2002. Mr. Nishi joined Texas Instruments, Inc. in 1995 as Vice President and Director of Research and Development for the Semiconductor Group. From 1986 to 1995, Mr. Nishi held various senior management positions in research and development at Hewlett Packard Company. From 1969 to 1985, Mr. Nishi held various managerial positions at Toshiba Corporation. From 1986 to 2002, Mr. Nishi was a Consulting Professor in the Department of Electrical Engineering and served on the Advisory Committee for the Center for Integrated Systems at Stanford University. Since the 1993 academic year, Mr. Nishi has been teaching at Waseda University in Japan as a Visiting Professor of the Material Sciences and Engineering Department and the Electronic Communication Engineering Department for intensive courses. Mr. Nishi has served on a wide range of boards, committees and advisory boards including The Development Board and Executive Committee for the University of Texas, the Board of Directors of the Japan-America Society of Dallas/Fort Worth, the Advisory Committee, Information Sciences & Technology, Lawrence Livermore National Labs and the Board of Directors of SEMATECH. Mr. Nishi holds a Bachelor of Science degree in Metallurgy from Waseda University and a Ph.D. in Electronics Engineering from the University of Tokyo.

Mr. Possley  joined the Board of Directors in July 1991. He is currently a managing general partner of Glen-Ore Associates. From October 1997 through December 1999, Mr. Possley was an associate consultant at N-Able Group. From March 1994 to September 1997, Mr. Possley was President of SubMicron Technology, PCL, a semiconductor wafer manufacturing company. From April 1992 to May 1994, he was Senior Vice President of Manufacturing at Ramtron International, a semiconductor company. From January 1991 to March 1992, he was Vice President, Operations at Sandisk, Inc., a manufacturer of solid state memory systems. From January 1986 to December 1990, Mr. Possley was Senior Vice President of Manufacturing for Philips Semiconductor, Inc., a semiconductor company. Prior to joining Philips, he was Vice President, Wafer Fabrication and Research and Development at United Technologies Mostek, and held management and engineering positions with Motorola, Inc., Texas Instruments, Inc., Fairchild Camera and Instrument Corporation and the semiconductor division of General Electric Company. Mr. Possley is also a director of Catalyst Semiconductor, Inc. Mr. Possley holds a Bachelor of Science degree in Mathematics from Western Illinois University and a Ph.D. in Physical Chemistry from the University of Kentucky.

Ms. Rhoads  joined the Board of Directors in February 2003. She is currently Chief Financial Officer of Premier, Inc., a healthcare supply management company. From 1998 to 2000, she was Vice President, Strategic Initiatives at Premier, Inc. From 1993 to 1998, Ms. Rhoads was a Vice President of The Sprout Group, an institutional venture capital firm. Ms. Rhoads holds a Bachelor of Science degree in Finance from the University of Arkansas and a Masters degree from the Harvard Graduate School of Business Administration.

Mr. Spivey  joined the Board of Directors in May 1998. From 2000 to 2001 he was President, Chief Executive Officer and a Director of Luminent, Inc. From 1997 to 2000, he was Group President, Network

Products Group of Lucent Technologies. From 1994 to 1997, he was Vice President of the Systems and Components Group of AT&T. From 1991 to 1994, he was the President of Tektronix Development Company and Group President at Tektronix, Inc. Previously, Mr. Spivey held managerial positions at Honeywell, Inc. and General Electric Corporation. Mr. Spivey also serves on the Board of Directors of Cascade Microtech, Inc., the Laird Group, Plc., Raytheon Company and Lyondell Chemical Company. Mr. Spivey holds a Bachelor of Science degree in Physics from Duquense University, a Masters degree in Physics from Indiana University of Pennsylvania and a Ph.D. in Management from Walden University.

Mr. Whitaker  joined the Board of Directors in March 2002. From 1968 to 2000, Mr. Whitaker was employed by Texas Instruments, Inc., a semiconductor company, where he held positions including Senior Vice President of Worldwide Analog and Standard Logic, Vice President of US Semiconductor Business, and various management positions in product departments, marketing and sales. Prior to joining Texas Instruments, Mr. Whitaker held an engineering position at General Electric. Mr. Whitaker holds a Bachelor of Science degree in Electrical Engineering from Texas A&M University where he is a member of the Engineering Advisory Board.

Board Meetings and Committees

The Board of Directors of the Company held seven meetings during 2002. During the last year, no incumbent director attended fewer than 75% of the meetings of the Board of Directors and its committees on which he served that were held during the period in which he was a director. The Board of Directors has an Audit Committee and a Stock Option and Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for shareholders to recommend nominations, the Board will consider shareholder recommendations. Such recommendations should be addressed to Robin S. Yim, the Company’s Secretary, at the Company’s principal executive offices.

Audit Committee. During 2002, Messrs. Guzy, Whitaker and Litster served on the Audit Committee, which held seven meetings during 2002. The primary function of the Audit Committee is to assist the Board of Directors in overseeing management’s conduct of the Company’s (1) financial reporting process, including the financial reports and other financial information provided to the public; (2) systems of internal controls that relate to financial reporting; and (3) annual independent audit of the Company’s financial statements. See “Report of the Audit Committee of the Board Of Directors.” In April 2000, the Board adopted a charter for the Audit Committee and in February 2003, upon the recommendation of the Audit Committee, the Board approved a new charter. A copy of the Audit Committee charter is attached hereto as Exhibit A. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

Stock Option and Compensation Committee. During 2002, Messrs. Nishi, Possley and Spivey served on the Stock Option and Compensation Committee. The Stock Option and Compensation Committee held three meetings during 2002. The Stock Option and Compensation Committee administers the issuance of stock and the granting of options to purchase stock of the Company pursuant to the Company’s stock plans and, in accordance with the terms of the respective stock plans, determines the terms and conditions of such issuances and grants. In addition, it reviews and approves the Company’s executive compensation policy.

Director Compensation

In March 2001, the Board established that, for directors who are not employees of the Company (“Outside Directors”) the annual retainer would be $30,000, the fee for each meeting of the Board of Directors would be $1,500 and the fee for attendance at each committee meeting which is not held on the same day as a Board meeting would be $500. In addition, Outside Directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

Currently, Outside Directors are automatically granted an option to purchase 10,000 shares of Common Stock of the Company on the day immediately following the date of each annual meeting of shareholders of the Company. The exercise price per share of such options is 100% of the fair market value of the Common Stock on the date of grant of the option. Options granted have a maximum term of five years and are immediately exercisable. Pursuant to this policy regarding the granting of stock options to Outside Directors, on May 20, 2002, Messrs. Guzy, Whitaker, Litster, Nishi, Possley and Spivey were each granted an option to purchase 10,000 shares of Common Stock at an exercise price of $50.50 per share.

In February 2003, the Board established a revised compensation schedule for the Outside Directors consisting of an annual retainer of $30,000, a fee of $2,000 for each meeting of the Board of Directors attended, a fee of $1,000 for each meeting of a committee of the Board of Directors attended and an annual option grant of 18,000 shares of Common Stock under the Company’s 2001 Stock Incentive Plan.

PROPOSAL NO. 2

REAPPROVAL OF
THE COMPANY’S 1998 SENIOR EXECUTIVE BONUS PLAN

The Board of Directors approved the adoption of the Company’s 1998 Senior Executive Bonus Plan (the “Plan”) on March 27, 1998. On May 15, 1998 the shareholders approved the Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires that the Plan be submitted to the Company’s shareholders every five years for approval. Reapproval of the Plan is subject to the approval of a majority of the holders of shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. The Plan provides the Company’s key executives with the opportunity to earn incentive awards based on the achievement of goals relating to the performance of the Company and its business units.

Background and Reasons for Adoption

The Plan is a performance-based bonus plan pursuant to which the Company rewards management for achieving certain performance objectives. Under Section 162(m) of the Code, the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the Company’s four other most highly-compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of that amount if it qualifies as “performance-based compensation,” as defined in Section 162(m). The Plan is designed to qualify payments thereunder as performance-based compensation so that the Company may continue to receive a federal income tax deduction for the payment of incentive bonuses to its executives. The Company will continue to operate its current bonus plan, as well, for the compensation of executives other than the Chief Executive Officer and the four other most highly-compensated executive officers, for whom Section 162(m) is not an issue.

Description of the Plan

The following paragraphs provide a summary of the principal features of the Plan and its operation. The Plan is set forth in its entirety as Exhibit B to this Proxy Statement. The following summary is qualified in its entirety by reference to Exhibit B.

Purpose of the Plan

The Plan is intended to increase shareholder value and the success of the Company by motivating key executives to perform to the best of their abilities and achieve the Company’s objectives.

Administration of the Plan

The Plan will be administered by the Stock Option and Compensation Committee in accordance with the express provisions of the Plan and the requirements of Section 162(m).

Eligibility to Receive Awards

All officers of the Company and its affiliates are eligible to participate in the Plan. Participation in the Plan by any particular officer is determined annually at the discretion of the Stock Option and Compensation Committee. In selecting participants for the Plan, the Stock Option and Compensation Committee will choose officers of the Company and its affiliates who are likely to have a significant impact on Company performance. For 2003, the participants in the Plan are expected to be Messrs. Hill, Chenault, Benzing, Faubert, Jennings, Royal, Stevens, Hanley, Williams and van den Hoek. Participation in future years will be at the discretion of the Stock Option and Compensation Committee, but it currently is expected that five to ten officers will participate each year.

Target Awards and Performance Goals

Each year, the Stock Option and Compensation Committee establishes in writing: (1) a target award for each participant, (2) the performance goals which must be achieved in order for the participant to be paid the target award, and (3) a formula for increasing or decreasing a participant’s target award depending upon how actual performance compares to the pre-established performance goals.

Each participant’s target award is expressed as a percentage of his or her base salary. Base salary under the Plan means the participant’s annual salary rate on the last day of the year.

The Stock Option and Compensation Committee periodically establishes performance measures used for setting the performance goals for any year. Examples of these performance goals are as follows: (1) annual revenue, (2) controllable profits, (3) customer satisfaction management by objectives, (4) earnings per share, (5) individual management by objectives, (6) net income, (7) new orders, (8) pro forma net income, (9) return on designated assets, and (10) return on sales. Each of these measures is defined in the Plan. The Stock Option and Compensation Committee may set performance goals which differ from participant to participant. For example, the Stock Option and Compensation Committee may choose performance goals which apply on either a corporate or business unit basis, as deemed appropriate in light of the participant’s responsibilities.

For 2003, the Stock Option and Compensation Committee has established, for the Plan participants, a combined performance goal with respect to: (1) return on sales (i.e. 2003 profit after-tax as a percentage of revenue), (2) return on designated assets, and (3) individual management by objectives. The Stock Option and Compensation Committee has also established a formula, with such measurements as variables, which will determine actual awards.

Determination of Actual Awards

After the end of each year, the Stock Option and Compensation Committee must certify in writing the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant is determined by applying the formula to the level of actual performance which has been certified by the Stock Option and Compensation Committee. However, the Stock Option and Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. In addition, no participant’s actual award under the Plan may exceed $3 million for any year.

The Plan contains a continuous employment requirement. If a participant terminates employment with the Company prior to the award payment date, he or she generally will not be entitled to the payment of an award for the year. However, if the participant’s termination is due to disability or death, the Stock Option and Compensation Committee will proportionately reduce (or eliminate) his or her actual award based on the date of termination and such other considerations as the Stock Option and Compensation Committee deems appropriate.

Awards under the Plan are generally payable in cash. However, the Stock Option and Compensation Committee reserves the right to declare any award wholly or partially payable in an equivalent amount of restricted stock issued under the Company’s 2001 Stock Incentive Plan. Any restricted stock so granted would vest over a period not longer than four years.

Pro-forma Benefits for the Plan

Given that payments under the Plan are determined by comparing actual performance to the annual performance goals established by the Stock Option and Compensation Committee, it is not possible to conclusively state the amount of benefits which will be paid under the Plan. The following table sets forth the target awards that would be payable under the Plan to the named executive officers, to all current executive officers as a group, and to all current non-executive officers and employees as a group, if the performance goals established by the Stock Option and Compensation Committee for 2003 are exactly 100% achieved. There can be no assurance that the pre-established performance goals actually will be achieved in whole or in part, and therefore there can be no assurance that the target awards shown below actually will be paid in the amounts shown. Amounts paid, if any, may be greater or lesser than the amounts shown below depending upon the Company’s financial performance compared to the stated goals.

Name and Principal Position	2003 Target Awards

Richard S. Hill — Chairman and Chief Executive Officer	$1,125,000
Peter Hanley — President	425,000
John Chenault — Executive Vice President	340,000
Wilbert van den Hoek — Executive Vice President	300,000
All current executive officers, as a group	3,362,878
All directors who are not executive officers, as a group	N/A
All employees, including all current officers who are not executive officers, as a group	2,059,202

The above are currently the only named executive officers who are expected to receive awards under the Plan during 2003.

The award (if any) paid under the Plan is generally the only annual cash incentive bonus the participant will receive. Officers who are not participants in the Plan will be eligible for an incentive bonus under the Company’s regular performance-based bonus plan. See “Stock Option and Compensation Committee Report on Executive Compensation.”

Amendment and Termination of the Plan

The Board may amend or terminate the Plan at any time and for any reason, but in accordance with Section 162(m) of the Code, certain material amendments to the Plan will be subject to shareholder approval.

The Board of Directors recommends a vote FOR the reapproval
of the Company’s 1998 Senior Executive Bonus Plan.

PROPOSAL NO. 3

RATIFICATION AND APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for 2003 and recommends that the shareholders ratify such selection. In the event that a majority of the outstanding shares are not voted in favor of ratification, the Board will reconsider its selection. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of Ernst & Young LLP as the independent auditors for 2003. Ratification and approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal in person or by proxy. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Ernst & Young LLP has audited the Company’s financial statements since the year ended December 31, 1986.

Audit Fees

Aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for 2002 and for the review of the Company’s Form 10-K and Forms 10-Q for 2002 were $702,000.

All Other Fees

Aggregate fees billed by Ernst & Young LLP for all other professional services (other than Audit Fees) for 2002 were $3,359,000, including audit related services of $670,000, tax fees of $812,000, and nonaudit services of $1,877,000. The Company did not engage Ernst & Young LLP to perform any work related to financial information systems design or implementation services during 2002.

The Board of Directors recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent auditors for 2003.

OTHER INFORMATION

Executive Officers

In addition to Mr. Hill, the executive officers of the Company as of February 14, 2003, were as follows:

Name	Age	Position

Jeffrey Benzing	46	Executive Vice President

John Chenault	55	Executive Vice President

Richard Faubert	55	Executive Vice President

Peter Hanley	63	President

Kevin Jennings	38	Vice President, Strategic Marketing

Kevin Royal	38	Vice President, Chief Financial Officer

Craig Stevens	42	Vice President, Engineering and Product Development

Wilbert van den Hoek	46	Executive Vice President

David Williams	52	Vice President, Manufacturing

Mr Benzing joined the Company in November 1988 as Director of Special Projects. From July 1992 through June 1999, he served as the Company’s Vice President in charge of Product Development and from July 1999 through December 2001 he served as Executive Vice President, Systems Development, Engineering and Manufacturing Operations. He has held the position of Executive Vice President of the Deposition Business Group since January 2002. From 1984 to 1988, he was co-founder and Vice President of Engineering of Benzing Technologies. He held various positions at Hewlett Packard Company from 1979 to 1984. Mr. Benzing holds a Bachelor of Science degree from the University of California, Berkeley and a Masters from Stanford University, both in mechanical engineering.

Mr. Chenault joined the Company in September 1991 as Vice President, Operations. From April 1993 through April 1996, he served as Vice President, Customer Satisfaction. From May 1996 to June 1997, he served as the Executive Vice President, Operations, and then as Executive Vice President, Business Operations until January 2002 when he was named Executive Vice President of Worldwide Sales and Service. From October 1988 to July 1991, he was the Vice President and General Manager of Veeco Instruments, an electronics company. From 1986 to October 1988, Mr. Chenault was Vice President and General Manager for Carroll Touch, a subsidiary of AMP, Inc., an electronics company. Mr. Chenault has also held various positions with Texas Instruments, Inc. and Recognition Equipment, Inc.

Mr. Faubert joined the Company in December 2002 as Executive Vice President in connection with the Company’s acquisition of SpeedFam-IPEC, Inc. (“SpeedFam-IPEC”). Mr. Faubert held the positions of Chief Executive Officer, President and Director of SpeedFam-IPEC since October 1998. From 1992 until 1998, Mr. Faubert served as Vice President and General Manager of the TV/ Communications Test Business Unit with Tektronix, Inc., a test, measurement, and monitoring company. Mr. Faubert serves on the board of directors of RadiSys Corporation, a provider of embedded solutions. In addition, he serves on the Semi North America Advisory Board, a nonprofit consortium whose members are suppliers to the global semiconductor manufacturing industry.

Mr. Hanley was appointed President of the Company in May 2001, joining the newly-created Office of the CEO. He came to the company in 1992 as Executive Vice President of Worldwide Sales and Service. Prior to joining the Company, Mr. Hanley held various positions as Vice President and General Manager with both Applied Materials and Varian Associates. His work experience extends over 30 years in the high technology industry. Mr. Hanley holds a Bachelor of Science degree in Mechanical Engineering from Northeastern University and a Ph.D. in Applied Physics from Cornell University.

Mr. Jennings is currently Vice President of Strategic Marketing. Mr. Jennings rejoined the Company in 2000, and most recently served as Vice President of Business Development. From 1998 to 2000, he was Vice President of Software Engineering at KLA-Tencor, and from 1990 to 1998, he held various positions at the Company in the software and controls area. From 1986 to 1990, Mr. Jennings worked in various engineering roles at Applied Materials. Mr. Jennings holds a Bachelor of Science degree from the DeVry Institute of Technology and a Masters degree in Business Administration from Pepperdine University.

Mr. Royal was promoted to the position of Chief Financial Officer for the Company in January 2002. Mr. Royal joined the Company in 1996 where he has held various senior finance positions, the most recent being Vice President Finance, Corporate Controller. Prior to joining the company, Mr. Royal was with Ernst & Young LLP, in their Northern California high technology practice for over ten years. Mr. Royal received his Bachelor of Business Administration from Harding University and is a Certified Public Accountant in the state of California.

Mr. Stevens is currently the Vice President of Engineering and Product Development, and is responsible for managing the development of the Company’s new products. Since joining the Company in 1995 as Director of Automation, Mr. Stevens has held varying responsibilities, including overseeing the company’s 300 mm systems automation development and the development of the Company’s VECTORTM and INOVA® xT products. Before joining the Company, Mr. Stevens held various management positions at Applied Materials and at Watkins-Johnson’s Semiconductor Equipment Group. Mr. Stevens holds a Bachelor of Science degree in Mechanical Engineering from California Polytechnical State University and a Masters degree in Mechanical Engineering from Stanford University.

Mr. van den Hoek joined the Company in May 1990 as Director of Technology of Nippon Novellus Systems. From April 1996 through May 1997, he served as Vice President, HDP-CVD Business Unit. From June 1997 through June 1999, he served as Vice President, Dielectric Business Unit and is currently Chief Technical Officer and Executive Vice President, Integration and Advanced Development. From 1980 to May 1990, he held a variety of positions at the Philips Research Laboratories in Eindhoven, the Netherlands and Sunnyvale, California. The last position Mr. van den Hoek held at Philips was group manager of the Si Technology Research Group. Mr. van den Hoek received a Doctorandus in Chemistry from Rijks Universiteit Utrecht, the Netherlands.

Mr. Williams is currently the Vice President of Manufacturing and is responsible for the manufacturing operations of the Company’s deposition, chemical mechanical planarization and surface preparation products. Before joining the Company in 2001, Mr. Williams served in a number of positions at Agere Systems, most recently as Vice President of Manufacturing for the Orlando Operations. Mr. Williams began his career at AT&T Bell Laboratories in Murray Hill, New Jersey. From 1988 to 1990, he served an assignment to International SEMATECH as manager of the joint development and equipment improvement programs. Mr. Williams holds a Ph.D. in Metallurgical Engineering from The Ohio State University.

Executive Compensation

Summary Compensation Table

The following table sets forth certain information concerning compensation of the Chief Executive Officer and the five other most highly compensated executive officers of the Company (collectively, the “named executive officers”).

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Restricted Stock Award(s) ($)		Securities Underlying Options/SARs (#)(2)	All Other Compensation ($)

Richard S. Hill	2002	$ 709,615	$ 449,247		$ 1,462,000	(3)	300,000	$ 24,779	(4)
Chairman of the Board	2001	692,308	—		—		300,100	31,002	(4)
and Chief Executive	2000	621,923	2,594,070		—		300,000	64,564	(4)
Officer

Robert H. Smith (5)	2002	275,000	325,000		—		—	292,476	(6)(7)
Former Executive	2001	306,250	—		—		100,100	7,155	(7)
Vice President,	2000	301,442	815,790		—		145,280	4,357	(7)
Administration

Peter Hanley	2002	400,096	142,585		—		40,000	13,742	(8)
President	2001	345,288	—		—		100,100	8,074	(8)
	2000	310,750	725,111		—		159,800	7,519	(8)

Asuri Raghavan (9)	2002	316,685	110,718		146,200	(11)	100,000	129,756	(12)
Executive Vice President	2001	309,473	100,000	(10)	—		425,100	128,979	(12)
	2000	—	—		—		—	—

John Chenault	2002	297,481	86,529		146,200	(13)	100,000	6,613	(15)
Executive Vice President	2001	292,115	—		348,300	(14)	150,100	5,475	(15)
	2000	299,904	686,352		—		94,400	4,510	(15)

Wilbert van den Hoek	2002	273,490	60,149		146,200	(16)	100,000	4,895	(18)
Executive Vice President	2001	268,558	—		185,760	(17)	175,100	4,877	(18)
	2000	252,308	727,378		—		106,700	3,539	(18)

______________

(1)       With regard to fiscal year 2001 salary: (a) Mr. Hill accepted a 20% temporary salary reduction, (b) each of the other executive officers accepted a 15% temporary salary reduction effective August 2001, except Mr. Hanley who, in lieu of the 15% salary reduction, did not take a scheduled pay increase, and (c) in September 2001, Mr. Hanley accepted a 5% temporary salary reduction.

(2)       Amounts represent stock option grants. See Option/SAR Grants in Last Fiscal Year table.

(3)       Represents a total of 50,000 shares granted to Mr. Hill pursuant to a Restricted Stock Purchase Agreement. Value is based on the price of the Company’s Common Stock at December 13, 2002 ($29.24). 50% of the shares vest when the Company achieves $2.5 billion in annual revenue and the remaining 50% vest on December 13, 2007. Should the Company not achieve $2.5 billion in annual revenue, 100% of the shares will vest on December 13, 2007.

(4)       Represents $3,779, $2,402 and $2,130 in life insurance premiums paid in 2002, 2001 and 2000, respectively, by the Company on behalf of Mr. Hill, and $21,000, $28,600 and $22,155 in tax preparation and financial advisor fees paid in 2002, 2001 and 2000, respectively, by the Company on behalf of Mr. Hill. Includes, in 2000, $40,279 in country club membership dues reimbursed to Mr. Hill.

(5)       Mr. Smith retired as the Company’s Executive Vice President, Administration in September 2002.

(6)       Includes $284,375 paid pursuant to the severance agreement described below. See “Employment Agreements.”

(7)       Represents $7,601, $4,455 and $4,357 in life insurance premiums paid in 2002, 2001 and 2000, respectively, by the Company on behalf of Mr. Smith, and $500 and $2,700 in tax preparation and financial advisor fees paid in 2002 and 2001, respectively, by the Company on behalf of Mr. Smith.

(8)       Represents $5,942, $5,074 and $4,519 in life insurance premiums paid in 2002, 2001 and 2000, respectively, by the Company on behalf of Mr. Hanley, and $7,800, 3,000 and $3,000 in tax preparation and financial advisor fees paid in 2002, 2001 and 2000, respectively, by the Company on behalf of Mr. Hanley.

(9)       Mr. Raghavan joined the Company in January 2001 and retired in February 2003.

(10)     Represents $100,000 sign on-bonus.

(11)     Represents a total of 5,000 shares granted to Mr. Raghavan pursuant to a Restricted Stock Purchase Agreement that was cancelled upon Mr. Raghavan’s February 2003 retirement. Value is based on the price of the Company’s Common Stock at December 13, 2002 ($29.24). 50% of the shares would have vested when the Company achieved $2.5 billion in annual revenue and the remaining 50% would have vested on December 13, 2007. Should the Company have failed to achieve $2.5 billion in annual revenue, 100% of the shares would have vested on December 13, 2007.

(12)     Represents $1,050 and $1,306 in life insurance premiums paid in 2002 and 2001, respectively, by the Company on behalf of Mr. Raghavan and $1,000 of computer-related costs paid by the Company on behalf of Mr. Raghavan. Also, includes $127,706 and $127,673 in 2002 and 2001, respectively, as forgiveness of debt by the Company.

(13)     Represents a total of 5,000 shares granted to Mr. Chenault pursuant to a Restricted Stock Purchase Agreement. Value is based on the price of the Company’s Common Stock at December 13, 2002 ($29.24). 50% of the shares vest when the Company achieves $2.5 billion in annual revenue and the remaining 50% vest on December 13, 2007. Should the Company not achieve $2.5 billion in annual revenue, 100% of the shares will vest on December 13, 2007.

(14)     Represents a total of 9,000 shares granted to Mr. Chenault pursuant to a Restricted Stock Purchase Agreement. Value is based on the price of the Company’s Common Stock at December 20, 2001 ($38.70). 50% of the shares vest when the Company achieves $2.5 billion in annual revenue and the remaining 50% vest on January 1, 2006. Should the Company not achieve $2.5 billion in annual revenue, 100% of the shares will vest on January 1, 2006.

(15)     Represents $2,813, $1,475 and $1,510 in life insurance premiums paid in 2002, 2001 and 2000, respectively, by the Company on behalf of Mr. Chenault, and $3,800, $4,000 and $3,000 in tax preparation and financial advisor fees paid in 2002, 2001 and 2000, respectively, by the Company on behalf of Mr. Chenault.

(16)     Represents a total of 5,000 shares granted to Mr. van den Hoek pursuant to a Restricted Stock Purchase Agreement. Value is based on the price of the Company’s Common Stock at December 13, 2002 ($29.24). 50% of the shares vest when the Company achieves $2.5 billion in annual revenue and the remaining 50% vest on December 13, 2007. Should the Company not achieve $2.5 billion in annual revenue, 100% of the shares will vest on December 13, 2007.

(17)     Represents a total of 4,800 shares granted to Mr. van den Hoek pursuant to a Restricted Stock Purchase Agreement. Value is based on the price of the Company’s Common Stock at December 20, 2001 ($38.70). 50% of the shares vest when the Company achieves $2.5 billion in annual revenue and the remaining 50% vest on January 1, 2006. Should the Company not achieve $2.5 billion in annual revenue, 100% of the shares will vest on January 1, 2006.

(18)     Represents $895, $877 and $539 in life insurance premiums paid in 2002, 2001 and 2000, respectively, by the Company on behalf of Mr. van den Hoek, and $4,000, $4,000 and $3,000 in tax preparation and financial advisor fees paid in 2002, 2001 and 2000, respectively, by the Company on behalf of Mr. van den Hoek.

Option/SAR Grants in Last Fiscal Year

The following table provides certain information with respect to stock options granted to the named executive officers in 2002:

	Individual Grants

Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year (1)	Exercise Price per Share ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)

					5% ($)	10% ($)

Richard S. Hill	122,459	1.68%	$47.95	04/11/12	$3,692,812	$9,358,311
	11,893	0.16%	48.71	04/12/12	364,324	923,268
	165,648	2.27%	29.24	12/13/12	3,046,081	7,719,367

Robert H. Smith	—	—	—	—	—	—

Peter Hanley	25,000	0.34%	47.95	04/11/12	753,887	1,910,499
	15,000	0.21%	29.24	12/13/12	275,833	699,015

Asuri Raghavan	50,000	0.69%	47.95	04/11/12	1,507,775	3,820,998

John Chenault	50,000	0.69%	47.95	04/11/12	1,507,775	3,820,998
	50,000	0.69%	29.24	12/13/12	919,444	2,330,051

Wilbert van den Hoek	50,000	0.69%	47.95	04/11/12	1,507,775	3,820,998
	50,000	0.69%	29.24	12/13/12	919,444	2,330,051

______________

(1)       Based on a total of 7,286,243 options granted to employees of the Company in 2002, including the named executive officers.

(2)       The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation on the Company’s Common Stock over the term of the options. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions and the timing of option exercises, if any. There can be no assurance that amounts reflected in this table will be achieved.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

The following table sets forth certain information with respect to stock options exercised by the named executive officers during 2002, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by stock options as of December 31, 2002, and the value of “in-the-money” stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option on December 31, 2002.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($)(1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Richard S. Hill	341,826	$ 11,184,439	756,473	777,561	$ 4,989,057	$ 373,908
Robert H. Smith	130,070	2,528,888	310,310	0	563,576	0
Peter Hanley	100,000	3,758,305	456,351	249,900	4,233,047	75,525
Asuri Raghavan	—	—	196,139	377,961	1,260,190	17
John Chenault	94,628	3,549,051	284,297	309,575	1,340,957	253,092
Wilbert van den Hoek	—	—	370,950	307,100	2,715,497	56,644

______________

(1)       Calculated on the basis of the last reported sale price per share for the Company’s Common Stock on the Nasdaq National Market System of $28.08 on December 31, 2002.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2002, including the Amended and Restated 1992 Stock Option Plan, the Amended and Restated 1992 Employee Stock Purchase Plan, the 2001 Stock Incentive Plan, the 2001 Non-Qualified Stock Option Plan, as amended, and the option plans and agreements assumed by the Company in connection with the acquisition of GaSonics (the “GaSonics Acquisition”) and the acquisition of SpeedFam-IPEC (the “SpeedFam-IPEC Acquisition”).

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders (1)	16,301,222	$ 28.88	6,755,774
Equity compensation plans not approved by security holders (2)(3)(4)	9,754,157	$ 34.98	3,152,578

Total	26,055,379	$ 31.16	9,908,352

______________

(1)       Represents shares of the Company’s Common Stock issuable pursuant to the Company’s Amended and Restated 1992 Stock Option Plan, Amended and Restated 1992 Employee Stock Purchase Plan, and 2001 Stock Incentive Plan.

The Amended and Restated 1992 Stock Option Plan (the “1992 Plan”) was originally adopted by the Board of Directors in April 1992 and was approved by the shareholders in May 1992. The Board adopted amendments and restatements of the 1992 Plan in 1993, 1995, 1996, 1997, 1998 and 1999. These amendments and restatements were approved by the shareholders in 1994, 1995, 1996, 1997, 1998 and 2000. The 1992 Plan is administered by the Stock Option and Compensation Committee. Options granted pursuant to the 1992 Plan generally vest ratably over a four-year period on the anniversary of the date of grant or as determined by the Stock Option and Compensation Committee. Stock options expire ten years after the date of grant. The 1992 Plan expired in 2002 and options are no longer granted under the 1992 Plan. As of December 31, 2002, there were options outstanding to purchase 15,745,574 shares of the Company’s Common Stock under the 1992 Plan at a weighted average exercise price of $28.88 per share and no shares available for future issuance.

The Amended and Restated 1992 Employee Stock Purchase Plan (the “1992 ESPP”) was originally adopted by the Board and approved by the shareholders in May 1992. Amendments and restatements of the 1992 ESPP were adopted by the Board and approved by the shareholders in 1995, 1996, 1997, 1998, 1999 and 2002. The purpose of the 1992 ESPP is to provide employees of the Company who participate in the Plan with an opportunity to purchase Common Stock of the Company through payroll deductions. The 1992 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. The 1992 ESPP is implemented by one offering during each six-month period. The Board of Directors may alter the duration of the offering periods without shareholder approval. The price per share at which shares are sold under the 1992 ESPP is equal to the lower of (i) 85% of the fair market value of the Common Stock on the date of commencement of the six-month offering period, or (ii) 85% of the fair market value of the Common Stock on the last day of the offering period. The fair market value of the Common Stock on a given date is determined by the Board of Directors based upon the last sale price of the Common Stock on the Nasdaq National Market System as of such date. The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed the lesser of (i) 15% of a participant’s eligible compensation, which is defined in the 1992 ESPP to include the regular straight time gross salary in effect at the beginning of the offering period, exclusive of any payments for overtime, shift premium, bonuses, commissions, incentive compensation, incentive payments, or other compensation, or (ii) $5,000 for each offering period. As of December 31, 2002, there were 1,051,422 shares available for future issuance under the 1992 Plan.

The 2001 Stock Incentive Plan (the “2001 Plan”) was originally adopted by the Board of Directors in March 2001 and approved by the shareholders in May 2001. The 2001 Plan is administered by the Stock Option and Compensation Committee. Options granted pursuant to the 2001 Plan generally vest ratably over a four-year period on the anniversary of the date of grant or as determined by the Stock Option and Compensation Committee. Options expire ten years after the date of grant. The stock options issued under the 2001 Plan shall have an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant of the option. Options are generally non-transferable. As of December 31, 2002, there were options outstanding to purchase 555,648 shares of the Company’s Common Stock under the 2001 Plan at a weighted average exercise price of $29.24 per share and 5,704,352 shares available for future issuance.

(2)       Includes 829,993 shares of the Company’s Common Stock issuable pursuant to option plans and agreements assumed pursuant to the GaSonics Acquisition and 82,670 shares of the Company’s Common Stock available for future issuance pursuant to option plans assumed pursuant to the GaSonics Acquisition. The option agreements were originally issued by GaSonics under the GaSonics International Corporation 1994 Stock Option/Stock Issuance Plan, the Gamma Precision Technology 1998 Stock Option Plan and the GaSonics International Corporation 2000 Supplemental Stock Option Plan (collectively, the “GaSonics Plans”), which are described below.

Pursuant to the GaSonics Acquisition, the Company assumed the option agreements then outstanding under the GaSonics Plans (the “Assumed Options”). The Assumed Options are governed by the terms of the respective GaSonics Plan under which they were originally issued. In addition, any future options issued under the GaSonics Plans will be governed by the respective plan under which such options are issued. Options governed by the terms of the GaSonics Plans generally are non-transferable (with the exception of non-qualified stock options, which may be assigned) and expire no later than ten years from date of grant. Options generally are exercisable immediately, upon vesting. Shares of Common Stock issuable and/or exercised under the GaSonics Plans vest based upon years of service, generally four years. The GaSonics Plans, other than the Gamma Precision Technology 1998 Stock Option Plan, which was assumed by

GaSonics when GaSonics acquired Gamma Precision Technology, were duly approved by the stockholders of GaSonics prior to the GaSonics Acquisition.

(3)       Includes 991,822 shares of the Company’s Common Stock issuable pursuant to option plans and agreements assumed pursuant to the SpeedFam-IPEC Acquisition and 504,750 shares of the Company’s Common Stock available for future issuance pursuant to option plans assumed pursuant to the SpeedFam-IPEC Acquisition. The option agreements were originally issued by SpeedFam-IPEC under the SpeedFam, Inc. 1991 Employee Incentive Stock Option Plan, as amended, the SpeedFam-IPEC, Inc. 1992 Stock Option Plan, as amended, the 1995 Stock Plan for Employees and Directors of SpeedFam-IPEC International, Inc., as amended, the 2001 Nonstatutory Stock Option Plan of SpeedFam-IPEC, Inc., and the Stand-Alone Nonstatutory Stock Option Agreement of SpeedFam-IPEC, Inc., dated June 14, 2001 (collectively, the “SpeedFam-IPEC Plans”), which are described below.

Pursuant to the SpeedFam-IPEC Acquisition, the Company assumed the option agreements then outstanding under the SpeedFam-IPEC Plans (the “Assumed Options”). The Assumed Options are governed by the terms of the respective SpeedFam-IPEC Plan under which they were originally issued. In addition, any future options issued under the SpeedFam-IPEC Plans will be governed by the respective plan under which such options are issued. Options governed by the terms of the SpeedFam-IPEC Plans generally are non-transferable and expire no later than ten years from date of grant. Options generally are exercisable immediately, upon vesting. Shares of Common Stock issuable and/or exercised under the SpeedFam-IPEC Plans vest based upon years of service, generally four years. The SpeedFam-IPEC Plans, other than the 2001 Nonstatutory Stock Option Plan of SpeedFam-IPEC, Inc. and the Stand-Alone Nonstatutory Stock Option Agreement of SpeedFam-IPEC, Inc., dated June 14, 2001, were duly approved by the shareholders of SpeedFam-IPEC prior to the SpeedFam-IPEC Acquisition.

(4)       Includes 7,932,342 shares of the Company’s Common Stock issuable pursuant to option plans and agreements and 2,565,158 shares of the Company’s Common Stock available for future issuance pursuant to the Company’s 2001 Non-Qualified Stock Option Plan, which is described below.

The Board of Directors adopted the 2001 Non-Qualified Stock Option Plan (the “2001 Non-Qualified Plan”) in December 2001. The 2001 Non-Qualified Plan is administered by the Stock Option and Compensation Committee. Pursuant to the 2001 Non-Qualified Plan, the Stock Option and Compensation Committee may grant non-qualified stock options, in its discretion, to employees, independent contractors and consultants of the Company or any parent or subsidiary corporation of the Company. Only non-qualified-stock options may be issued under the 2001 Non-Qualified Plan. Stock options may not be granted to officers and directors of the Company from the 2001 Non-Qualified Plan. Stock options shall be issued under the 2001 Non-Qualified Plan with an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant of the option. Options are generally non-transferable. The term of all options granted under the Plan shall not exceed ten years from the date of grant.

Employment Agreements

Mr. Richard S. Hill. The Company and Mr. Hill are parties to an employment agreement dated October 1, 1998 and amended December 17, 1999 (the “Hill Agreement”), which provides for an initial employment period of three years. The employment period automatically extends for additional one-year periods if Mr. Hill is employed on and after December 31 of each year. Mr. Hill’s annual base salary under the Hill Agreement was initially $382,885. As of January 1, 1999, Mr. Hill’s annual base salary was increased to $525,000. As of December 17, 1999, Mr. Hill’s annual base salary was increased to $615,000. As of December 15, 2000, Mr. Hill’s annual base salary was increased to $750,000. In addition, Mr. Hill is eligible to participate in the Company’s benefit plans and to receive perquisites of employment, as established by the Company. The Company also agreed to pay the monthly dues, fees and assessments for Mr. Hill’s membership in a country club to be selected by Mr. Hill. In March 2000, Mr. Hill repaid the Company in full for two relocation loans. The accrued interest on those loans was forgiven by the Company. In an effort to cut costs in fiscal 2002, Mr. Hill accepted a 20% temporary salary reduction, effective August 2001.

The Hill Agreement may be terminated by the Company or by Mr. Hill at any time. If the Hill Agreement is terminated by the Company for “Cause” (as defined therein) or by Mr. Hill “Not for Cause” (as defined therein), no further rights to compensation or benefits accrue to Mr. Hill. However, in the event Mr. Hill terminates his employment “Not for Cause,” Mr. Hill (and his qualified dependents) shall receive continued health insurance coverage under the Company’s officer retirement health benefit program, without regard to any age or length of service limitations for that program. If the Hill Agreement is terminated by reason of Mr. Hill’s death, the Company shall continue to pay Mr. Hill’s salary and benefits to Mr. Hill’s estate through the second full month after Mr. Hill’s death. If the Hill Agreement is terminated by reason of Mr. Hill’s disability (as defined therein), the Company shall continue to employ Mr. Hill at 66 2/3% of his base salary at the time of disability and shall include Mr. Hill in the Company’s health insurance benefit plans until he reaches age 65. If the Hill Agreement is terminated by the Company “Not for Cause” or if Mr. Hill resigns for “Good Reason” (as defined therein), Mr. Hill will receive (i) the greater of a severance payment equal to two years of his then current base salary, or his base salary through the expiration date of the Agreement, which will be paid to Mr. Hill in the form of salary continuation for two years (the “Severance Period”) payable on the Company’s normal payroll schedule; (ii) annual bonus payments equal to 150% of his then current base annual salary during the Severance Period, payable in any year in which any bonus payments are made by the Company to any other employees; (iii) payment of health insurance premiums in accordance with the Company’s officer retirement health benefit program without regard to any age or length of service limitations for that program; (iv) continued vesting of his stock options through the Severance Period, with vested options to be exercised within three years following the end of the Severance Period (during which time Mr. Hill will serve as a consultant to the Company); and (v) immediate vesting of his restricted stock award such that the Company’s right to repurchase such restricted stock shall immediately lapse.

Payments during the Severance Period are conditioned upon Mr. Hill’s observance of certain obligations not to compete with the Company.

Mr. Peter Hanley. In June 1992, the Company entered into an employment agreement with Mr. Hanley pursuant to which the Company retained Mr. Hanley as its Executive Vice President, Sales and Marketing for an annual salary (subject to adjustment) of $200,000, plus a bonus to be determined by the Board of Directors. Mr. Hanley’s salary was not reduced in August 2001, because he agreed to delay a scheduled salary increase in lieu of the 15% temporary salary reduction approved by management. However, Mr. Hanley did accept a 5% temporary salary reduction in September 2001. In the event the Company terminates Mr. Hanley’s employment without cause, the Company is required to pay Mr. Hanley up to twelve months of salary after the six-month notice period and to provide continued life, disability and medical benefits during such period. In the event Mr. Hanley voluntarily terminates his employment, unless he commences employment with a competitor, the Company is required to pay his salary and provide continued benefits during the six-month notice period. In the event of termination of Mr. Hanley’s employment, certain adjustments will be made to the vesting schedule of Mr. Hanley’s options.

Mr. Asuri Raghavan. In January 2001, the Company entered into an employment agreement with Mr. Raghavan pursuant to which the Company retained Mr. Raghavan as Executive Vice President of its Surface Integrity Group for an annual base salary (subject to adjustment) of $330,000, plus a one-time hire-on bonus of $100,000 and an additional bonus to be determined by the Board of Directors. Also in January 2001, the Company, pursuant to the acquisition of GaSonics, assumed the balance of an interest-free loan, which was originally $250,000, made by GaSonics to Mr. Raghavan pursuant to his 1998 offer letter from GaSonics. In 2001 and 2002, $127,673 and $127,706, respectively, were forgiven pursuant to the terms of the loan. As of December 31, 2002 there were no amounts outstanding under the loan. In fiscal 2002, Mr. Raghavan accepted a 15% temporary salary reduction effective August 2001, as part of the Company’s effort to cut costs. Upon Mr. Raghavan’s termination other than for cause or Mr. Raghavan’s resignation for good reason, the Company was required to pay Mr. Raghavan two years of salary and an annual bonus payment of up to 100% of Mr. Raghavan’s total target bonus amount. In addition, certain adjustments were to be made to the vesting schedule of Mr. Raghavan’s options.

On February 5, 2003, in connection with Mr. Raghavan’s retirement, the Company and Mr. Raghavan entered into a Separation Agreement (the “Raghavan Agreement”). Pursuant to the Raghavan Agreement, the Company agreed to (i) a continuation of Mr. Raghavan’s base salary for a period of two years and a payment of up to 100% of his total target bonus, (ii) continued vesting of Mr. Raghavan’s stock option granted on January 11, 2001 in the amount of 300,000 shares for a period of two years or until fully vested, whichever comes first, (iii) two years of continued vesting of any additional stock options granted to Mr. Raghavan by the Company, and (iv) payment of Mr. Raghavan’s COBRA benefits until March 31, 2003, should Mr. Raghavan elect to continue his benefits under COBRA (collectively, the “Severance Benefits”). In return for the Severance Benefits, Mr. Raghavan agreed to a general release and he further agreed not to disclose or misappropriate any of the Company’s trade secrets or other confidential and proprietary information.

Mr. Robert H. Smith. In September 2002, Mr. Smith retired as the Company’s Executive Vice President, Administration. In connection with his retirement as an executive officer of the Company, Mr. Smith received a severance package totaling $650,000, to be paid through September 2006. In addition, the vesting of stock options previously granted to Mr. Smith was accelerated such that each stock option became fully vested and exercisable as of September 30, 2002. Mr. Smith may exercise his stock options through September 2006. Mr. Smith may continue his participation in the Employee Stock Purchase Plan through September 2006. The Company will continue to pay Mr. Smith’s medical benefits and life insurance premiums through September 2006.

Certain Relationships and Related Transactions

The Company leases an aircraft from a third-party entity wholly owned by Richard S. Hill, our Chairman and Chief Executive Officer. Under the aircraft lease agreement, the Company incurred lease expense of approximately $202,000 through December 31, 2002. The Board of Directors authorized the Company to commission an accounting firm to conduct a study of lease rates for similar aircraft. The results of this study confirmed that rates charged by the third-party entity are comparable to amounts charged by third-party commercial charter companies for similar aircraft.

A member of the Board of Directors, D. James Guzy, is also a member of the Board of Directors of Intel Corporation, which is a significant customer of the Company.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Stock Option and Compensation Committee Report, the Report of the Audit Committee and the Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be deemed to be incorporated by reference into any such filings under the Securities Act or the Exchange Act.

Stock Option and Compensation Committee Report
on Executive Compensation

Compensation Philosophy

The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is to recognize effort, but pay for performance. The Company establishes aggressive goals and objectives at the beginning of each year, and incentivizes its employees and management by awarding a percentage of their compensation based on achieving these goals and objectives. By linking compensation to performance, the Company seeks to ensure that the interests of its employees are closely aligned with those of its shareholders.

The Company recognizes that competition for qualified personnel within the semiconductor industry is intense. A competitive total compensation package is necessary to attract, motivate, and retain employees of the highest caliber.

Compensation Vehicles

Compensation at the Company has three principal components: Salary, Cash Bonuses, and Stock Options.

Salary

The Company targets base salaries at the 50th percentile of comparable companies within the semiconductor industry as well as other high-technology firms. To ensure this position, the Company consults surveys that track other leading companies, many of whom are included in the RDG Technology Composite Index.

Cash Bonuses

The Company includes all of its employees in the rewards of achieving its financial targets. Profit Sharing is paid to all employees not participating in a separate cash incentive program. Bonus participation is targeted at top management performers within the Company, and payments are designed to be a significant part of compensation. Bonuses are based upon achievement of corporate goals and individual objectives. Corporate goals are expressed in a financial plan containing growth and profitability targets. Individual objectives depend on the role of each employee, and include such matters as sales within a particular market or to specific customers, inventory turns and technological achievements. Upon the accomplishment of the growth and profitability goals, bonuses are approved by the Board of Directors and distributed to the participating executive officers and employees based on the achievement of their individual performance objectives.

Stock Options

In addition to cash bonuses, the Company intends to utilize grants of restricted shares and awards of stock bonuses to provide additional long-term incentives for the named executive officers and other employees. Stock option grants are also used to provide additional incentives for these individuals and the stock option grant guidelines are reviewed annually to ensure their competitiveness. Participation in the program is based on industry competitive practices, the employee’s individual performance, and the employee’s ranking within the Company. The Company offers these incentives to participating employees in a manner that is consistent with the Company’s long-term goals and objectives through equity ownership.

Performance Measures and CEO Compensation

Mr. Hill’s base salary for the fiscal year ending December 31, 2002 was established at $709,615. His base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size.

The bonus awarded to Mr. Hill is based on achievement of corporate goals. Mr. Hill received an annual bonus in 2002 equal to approximately 59.9% of his base salary. The criteria for payment of bonuses for fiscal 2002 were calculated based upon a 6.2% after-tax profit margin and a three-year rolling average revenue growth of 5.31%.

During fiscal year 2002, the Company made stock option grants to Mr. Hill totaling 300,000 shares of Common Stock. In addition, Mr. Hill received a restricted stock award in the amount of 50,000 shares of Common Stock valued at $1,462,000. The value of the restricted stock award is based on the price of the Company’s Common Stock at December 13, 2002 ($29.24). The restricted stock award vests such that 50% of the shares will vest when the Company achieves $2.5 billion in annual revenue and the remaining 50% will vest on December 13, 2007. Should the Company not achieve $2.5 billion in annual revenue, 100% of the shares will vest on December 13, 2007.

Compensation Policy Regarding Deductibility

It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under section 162(m) of the Internal Revenue Code. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).

In the recent past, compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers has been deductible by the Company even though certain compensation may not have qualified as “performance-based compensation.” However, it is possible that non-qualifying compensation paid to the Company’s executive officers may exceed $1 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation.

The Company does not expect base salary cash compensation paid to each of the Company’s executive officers subject to Section 162(m) to exceed $1 million for fiscal 2003, and therefore expects all such cash compensation to be deductible.

To ensure that all compensation paid under the Senior Executive Bonus Plan qualifies as “performance-based compensation” and is deductible for the purposes of Section 162(m), the shareholders of the Company approved the Senior Executive Bonus Plan in 1998 and the shareholders of the Company are being asked to reapprove the Senior Executive Bonus Plan again this year.

SUBMITTED BY THE STOCK OPTION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Glen G. Possley William R. Spivey Yoshio Nishi

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee assists the Company’s Board in fulfilling its responsibilities to the Company’s shareholders with respect to the Company’s outside auditor and corporate accounting and reporting practices as well as the quality and integrity of the Company’s financial statements and reports. Since the effective date of the Sarbanes-Oxley Act of 2002 (the “New Law”), the Committee has become responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors.

The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent audit. The Committee serves in a Board-level oversight role and acts on the basis of the information it receives, its work as conducted in accordance with its Charter, its discussions with the auditors and management and the experience of the Committee’s members in business, financial and accounting matters.

The Committee held seven meetings during fiscal year 2002 and three meetings in fiscal year 2003 during the period prior to the date of this Proxy Statement.

With regard to the fiscal 2002 audit, the Committee discussed with the Company’s independent auditors the scope, extent and procedures for their audit. Following completion of the audit, the Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Management has the primary responsibility for the Company’s financial statements, reporting process and systems of internal controls. In fulfilling its responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management. Discussion topics included the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Committee reviewed and discussed with the independent auditors their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed under generally accepted auditing standards pursuant to Statement of Auditing Standards No. 61. In addition, the Committee received from the independent auditors written disclosures regarding their independence as required by the Independence Standards Board, discussed with the independent auditors the auditors’ independence from management and the Company, and considered the compatibility of nonaudit services with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

In addition, the Committee approved the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2003, and the Board of Directors concurred with such selection. The Audit Committee has recommended to the shareholders that they ratify the selection of Ernst & Young LLP as the Company’s independent auditors for fiscal 2003.

Finally, the Committee reviewed and reassessed the adequacy of the Audit Committee charter. In light of the requirements of the New Law, the Committee recommended to the Board, and the Board approved, amendments to the charter conforming the charter to the current requirements of the New Law. A copy of the charter, as amended, is attached as Appendix A. The Committee noted that further changes may need to be made when the Securities and Exchange Commission and Nasdaq take further actions carrying out their responsibilities under the New Law.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
D. James Guzy J. David Litster Delbert A. Whitaker

Performance Graph

The following line graph compares the yearly percentage change in (i) the cumulative total shareholder return on the Company’s Common Stock since December 31, 1997 with (ii) the cumulative total shareholder return on (a) the Standard & Poor’s 500 Index, (b) the Nasdaq Stock Market (U.S. Index), (c) the JP Morgan H&Q Technology Index and (d) the RDG Technology Composite Index. The comparison assumes an investment of $100 on December 31, 1997 and reinvestment of dividends, if any. The stock price performance shown on the graph is not necessarily indicative of future price performance.

Measurement Period (Fiscal Year Covered)	Novellus Systems, Inc.	S&P 500	Nasdaq Stock Market — U.S.	JP Morgan H&Q Technology Index	RDG Technology Composite Index

12/97	100.00	100.00	100.00	100.00	100.00
12/98	153.19	128.58	140.99	155.54	176.09
12/99	379.21	155.64	261.48	347.38	348.88
12/00	333.69	141.46	157.42	224.57	216.36
12/01	366.30	124.65	124.89	155.23	158.21
12/02	260.73	97.10	86.34	(1)	93.38

______________

(1)       In previous years, the Company has compared the performance of its Common Stock against the JP Morgan H&Q Technology Index. As of March 29, 2002, the JP Morgan H&Q Technology Index ceased to be published. As shown above and in the performance graph below, the Company has selected the RDG Technology Composite Index as its new industry index.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of the Company’s Common Stock as of February 14, 2003 as to (a) each director and nominee, (b) each named executive officer, (c) all current officers and directors as a group, and (d) each person known by the Company, as of December 31, 2002, to beneficially own more than 5% of the outstanding shares of its Common Stock.

	Beneficial Ownership (1)

Beneficial Owner	Number of Shares	Percent of Total

Richard S. Hill (2)	999,552	*
Peter Hanley (3)	548,485	*
Wilbert van den Hoek (4)	471,501	*
D. James Guzy (5)	386,000	*
John Chenault (6)	330,379	*
Robert H. Smith (7)	311,678	*
Asuri Raghavan (8)	292,401	*
Glen G. Possley (9)	92,000	*
William R. Spivey (10)	74,000	*
J. David Litster (11)	61,000	*
Yoshio Nishi (12)	10,000	*
Delbert Whitaker (13)	10,000	*
Ann D. Rhoads	0	*
All current officers and directors as a group (17 persons) (14)	4,214,980	2.76%

______________

*          Less than one percent (1%)

(1)       Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 14, 2003 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Applicable percentages are based on 149,542,297 shares outstanding on February 14, 2003, adjusted as required by the rules. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)       Includes (i) options to purchase an aggregate of 799,437 shares which will be fully vested and exercisable within 60 days of February 14, 2003, (ii) 50,000 shares subject to further vesting restrictions, (iii) 3,453 shares held by Mr. Hill’s spouse, (iv) options to purchase an aggregate of 31,912 shares held by Mr. Hill’s spouse which will be fully vested and exercisable within 60 days of February 14, 2003, and (v) 2,250 shares held by Mr. Hill’s spouse which are subject to further vesting restrictions.

(3)       Includes options to purchase an aggregate of 456,351 shares which will be fully vested and exercisable within 60 days of February 14, 2003.

(4)       Includes (i) options to purchase an aggregate of 383,450 shares which will be fully vested and exercisable within 60 days of February 14, 2003, (ii) 21,050 shares subject to further vesting restrictions, (iii) 1,713 shares held by Mr. van den Hoek’s spouse, and (iv) options to purchase an aggregate of 1,225 shares held by Mr. van den Hoek’s spouse which will be fully vested and exercisable within 60 days of February 14, 2003.

(5)       Includes options to purchase an aggregate of 38,000 shares which will be fully vested and exercisable within 60 days of February 14, 2003.

(6)       Includes (i) options to purchase an aggregate of 296,797 shares which will be fully vested and exercisable within 60 days of February 14, 2003, (ii) 14,000 shares subject to further vesting restrictions

(7)       Includes options to purchase an aggregate of 310,310 shares which will be fully vested and exercisable within 60 days of February 14, 2003.

(8)       Includes options to purchase an aggregate of 285,264 shares which will be fully vested and exercisable within 60 days of February 14, 2003.

(9)       Includes options to purchase an aggregate of 64,000 shares which will be fully vested and exercisable within 60 days of February 14, 2003.

(10)     Includes options to purchase an aggregate of 56,000 shares which will be fully vested and exercisable within 60 days of February 14, 2003.

(11)     Includes options to purchase an aggregate of 56,000 shares which will be fully vested and exercisable within 60 days of February 14, 2003.

(12)     Includes options to purchase an aggregate of 10,000 shares which will be fully vested and exercisable within 60 days of February 14, 2003.

(13)     Includes options to purchase an aggregate of 10,000 shares which will be fully vested and exercisable within 60 days of February 14, 2003.

(14)     Includes (i) options to purchase an aggregate of 3,352,214 shares held by the current officers and directors which will be fully vested and exercisable within 60 days of February 14, 2003, (ii) 145,100 shares held by the current officers subject to further vesting restrictions, and (iii) indirect holdings attributable to executive officers in the amount of 163,371 shares.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market. Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that its executive officers, directors and 10% shareholders complied with all Section 16(a) filing requirements applicable to them, with the exception of two Form 3 filings reporting the election of each of Mr. Nishi and Mr. Whitaker to the Company’s Board of Directors, which were inadvertently filed several days late.

Other Business

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

Whether or not you expect to attend the Annual Meeting of shareholders in person, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instruction. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by signing, dating and returning the enclosed proxy card and mailing in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card or submit your proxy over the Internet or by telephone and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, NOVELLUS SYSTEMS, INC., 4000 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95134, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE 2002 ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

THE BOARD OF DIRECTORS
Dated: March 10, 2003

Exhibit A

AMENDED AND RESTATED
CHARTER OF THE AUDIT COMMITTEE

PURPOSE:

The Audit Committee of Novellus Systems, Inc. and its subsidiaries (the “Company”) is appointed by the Company’s Board of Directors to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. All powers of the Audit Committee are subject to the restrictions designated in the Company’s Bylaws and applicable law. In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribes.

STATEMENT OF POLICY:

The Audit Committee shall oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. In so doing, the Committee shall endeavor to maintain free and open means of communication between the directors, the independent auditors and the financial management of the Company. In addition, the Committee shall review the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers (the “NASD”) applicable to Nasdaq listed issuers.

MEMBERSHIP:

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three (3) members of the Board of Directors, each of whom:

1.        Will be able to read and understand fundamental financial statements, in accordance with the rules of the NASD applicable to Nasdaq listed issuers; and

2.        At least one of whom will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities; and

3.        Shall be independent. For purposes hereof, an “independent director” shall be one:

a.         who accepts no consulting, advisory or other compensatory fee, either directly or indirectly, from the Company other than in his or her capacity as a member of the Committee, the Board of Directors or any other committee of the Board of Directors or is not otherwise an affiliated person of the Company,

b.         who is free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, and

c.         who is not an affiliated person of the Company who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company.

POWERS:

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to engage independent counsel and other advisers, as it determines necessary to carry out its duties. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Generally, management is responsible for preparing the Company’s financial statements and determining that they are complete and accurate and are in accordance with generally accepted accounting principles and the independent auditors are responsible for planning and conducting the audit under the supervision of the Committee and expressing an opinion on the financial statements. The Board of Directors and the Committee are in place to represent the Company’s stockholders. Accordingly, the independent auditor is ultimately accountable to the Committee.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

4.        With respect to the Company’s independent auditors and any other registered public accounting firm engaged to perform audits, reviews or attest services for the Company:

a.         The Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors. The Committee shall recommend the appointment of independent auditors to the Board of Directors and review fee arrangements with the independent auditors. The Committee shall preapprove all audit and audit related services and non-audit services provided by the independent auditors to the Company, to the extent required under applicable law and the rules of the NASD applicable to Nasdaq listed issuers. The Committee may delegate to one or more designated Committee members the authority to grant preapprovals required by the foregoing sentence. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings. The independent auditors shall be ultimately accountable to the Committee as representatives of the Company’s stockholders.

b.         Reviewing the independence of the independent auditors, including a review of the services provided by the independent auditors and related fees. The Committee shall request the independent auditors at least annually to provide a formal written statement delineating all relationships between the independent auditors and the Company consistent with the rules of the NASD applicable to Nasdaq listed issuers and request information from the independent auditors and management to determine the presence or absence of a conflict of interest. The Committee shall actively engage the auditors in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors. The Committee shall take appropriate action to oversee the independence of the auditors.

5.        Reviewing on a continuing basis the adequacy of the Company’s system of internal controls that relate to financial reporting.

6.        Reviewing on a continuing basis the activities, independence, organizational structure and qualifications of the Company’s internal audit function.

7.        Reviewing and discussing with management, before release, the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Company’s Annual Report on Form 10-K. Making a recommendation to the Board of Directors whether or not the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

8.        Reviewing before release the unaudited interim financial results in the Company’s quarterly earnings release.

9.        In consultation with the independent auditors, the internal audit department, if any, and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:

a.         The Company’s annual financial statements and related notes.

b.         The independent auditors’ audit of the financial statements and their report thereon.

c.         The independent auditors’ reports regarding critical accounting policies, alternative treatments of financial information and other material written communications between the independent auditors and management as defined under applicable law and the rules of the NASD applicable to Nasdaq listed issuers.

d.         Any deficiency in, or suggested improvement to, the procedures or practices employed by the Company as reported by the independent auditors in their annual management letter.

10.      Overseeing compliance with the requirements of the Securities and Exchange Commission for disclosure of independent auditor’s services and audit committee members and activities.

11.      Periodically and to the extent appropriate under the circumstances, it may be advisable for the Committee, with the assistance of the independent auditors, the internal audit department, if any, and/or management, to consider and review the following:

a.         Any significant changes required in the independent auditors’ audit plan.

b.         Any difficulties or disputes with management encountered during the course of the audit.

c.         The effect or potential effect of any accounting initiatives or similar accounting developments on the Company’s financial statements.

d.         Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

e.         Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards, applicable law and the rules of the NASD applicable to Nasdaq listed issuers.

12.      Discussing with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

13.      Obtaining from the independent auditor assurance that it has complied with Section 10A of the Securities Exchange Act of 1934.

14.      Establishing procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

15.      Reviewing management’s monitoring of compliance with the Company’s Standards of Business Conduct and with the Foreign Corrupt Practices Act.

16.      Reviewing related party transactions for potential conflicts of interest.

17.      Providing a report in the Company’s proxy statement in accordance with the requirements of Item 306 of Regulations S-K and S-B and Item 7(e)(3) of Schedule 14A.

18.      Reviewing and assessing the adequacy of this Charter annually.

19.      Performing other oversight functions as requested by the full Board of Directors.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee’s examinations and recommendations.

MEETINGS:

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor’s examination and management report.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

Exhibit B

NOVELLUS SYSTEMS, INC.
1998 SENIOR EXECUTIVE BONUS PLAN

SECTION 1
ESTABLISHMENT AND PURPOSE

1.1      Purpose. Novellus Systems, Inc. hereby establishes the Novellus Systems, Inc. 1998 Senior Executive Bonus Plan (the “Plan”). The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. The Plan is intended to qualify as performance-based compensation under Code Section 162(m).

1.2      Effective Date. The Plan is effective as of December 18, 1997, subject to the approval of a majority of the shares of the Company’s common stock which are present in person or by proxy and entitled to vote at the 1998 Annual Meeting of Shareholders. As long as the Plan remains in effect, it shall be resubmitted to shareholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

SECTION 2
DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1      “Actual Award” means as to any Plan Year, the actual award (if any) payable to a Participant for the Plan Year. Actual Award is determined by the Payout Formula for the Plan Year, subject to the Committee’s authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2      “Annual Revenue” means the Company’s or business unit’s net sales for the Plan Year, determined in accordance with generally accepted accounting principles; provided, however, that prior to each Plan Year, the Committee shall determine whether any significant item(s) shall be excluded or included from the calculation of Annual Revenue with respect to one or more Participants. In addition, Annual Revenue will be calculated without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board that occurs during the Plan Year.

2.3      “Base Salary” means as to any Plan Year, 100% of the Participant’s annualized salary rate on the last day of the Plan Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.4      “Board” means the Company’s Board of Directors.

2.5      “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.6      “Committee” means the committee appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m).

2.7      “Company” means Novellus Systems, Inc., a California corporation.

2.8      “Controllable Profits” means as to any Plan Year, a business unit’s Annual Revenue minus (a) cost of sales, (b) research, development, and engineering expense, (c) marketing and sales expense, (d) general and administrative expense, (e) extended receivables expense, and (f) shipping requirement deviation expense.

2.9      “Customer Satisfaction MBOs” means as to any Participant for any Plan Year, the objective and measurable individual goals set by a “management by objectives” process and approved by the Committee, which goals relate to the satisfaction of external or internal customer requirements.

2.10    “Determination Date” means as to any Plan Year, (a) the first day of the Plan Year, or (b) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

2.11    “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.12    “Earnings Per Share” means as to any Plan Year, the Net Income or Pro Forma Net Income, divided by a weighted average number of shares of Company common stock outstanding and dilutive common stock equivalent shares deemed outstanding.

2.13    “Individual MBOs” means as to a Participant for any Plan Year, the objective and measurable goals set by a “management by objectives” process and approved by the Committee (in its discretion).

2.14    “Maximum Award” means as to any Participant for any Plan Year, $3 million. The Maximum Award is the maximum amount which may be paid to a Participant for any Plan Year.

2.15    “Net Income” means as to any Plan Year, the income after taxes of the Company and its consolidated subsidiaries for the Plan Year determined in accordance with generally accepted accounting principles, provided that prior to each Plan Year, the Committee shall determine whether any significant item(s) shall be included or excluded from the calculation of Net Income with respect to one or more Participants. In addition, Net Income will be calculated without regard to the following events during the Plan Year: (i) any change in accounting standards that may be required by the Financial Accounting Standards Board, (ii) all one-time charges and write-offs, and (iii) all expenses and income attributable to any acquisition of or merger with a business (other than those anticipated acquisitions or mergers that the Committee determines prior to the Plan Year should be included in the calculation of Net Income).

2.16    “New Orders” means as to any Plan Year, the firm orders for a system, product, part, or service that are being recorded for the first time as defined in the Company’s Order Recognition Policy.

2.17    “Participant” means as to any Plan Year, an officer of the Company who has been selected by the Committee for participation in the Plan for that Plan Year.

2.18    “Payout Formula” means as to any Plan Year, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.19    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Plan Year. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Controllable Profits, (c) Customer Satisfaction MBOs, (d) Earnings Per Share, (e) Individual MBOs, (f) Net Income, (g) New Orders, (h) Pro Forma Net Income, (i) Return on Designated Assets, and (j) Return on Sales. The performance Goals may differ from Participant to Participant.

2.20    “Plan Year” means the 1998 fiscal year of the Company and each succeeding fiscal year of the Company.

2.21    “Pro Forma Net Income” means as to any business unit for any Plan Year, the Controllable Profits of such business unit, minus allocations of corporate taxes, interest, and other expenses.

2.22    “Return on Designated Assets” means as to any Plan Year, the Pro Forma Net Income, divided by the average of beginning and ending business unit designated assets, or Net Income, divided by the average of beginning and ending designated corporate assets.

2.23    “Return on Sales” means as to any Plan Year, the percentage equal to Net Income or Pro Forma Net Income, divided by the Company’s or the business unit’s Annual Revenue.

2.24    “Target Award” means the target award payable under the Plan to a Participant for the Plan Year, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1      Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis. Accordingly, an officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

3.2      Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Year. Such Performance Goals shall be set forth in writing.

3.3      Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4      Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5      Determination of Actual Awards. After the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) if a Participant terminates employment with the Company prior to the date the Actual Award for the Plan Year is paid for a reason other than Disability or death, he or she shall not be entitled to the payment of an Actual Award for the Plan Year, and (c) if a Participant terminates employment with the Company prior to the date the Actual Award for the Plan Year is paid due to Disability or death, the Committee shall reduce his or her Actual Award proportionately based on the date of termination (and subject to further reduction or elimination under clause (a) of this sentence).

SECTION 4
PAYMENT OF AWARDS

4.1      Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2      Timing of Payment. Payment of each Actual Award shall be made within two and one-half calendar months after the end of the Plan Year during which the Award was earned.

4.3      Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of a restricted stock bonus granted under the Company’s 2001 Stock Incentive Plan or successor equity compensation plan. The number of shares granted shall be determined by dividing the cash amount of the Actual Award by the fair market value of a share of Company common stock on the date that the cash payment otherwise would have been made. For this purpose, “fair market value” shall be defined as provided in the Company’s 2001 Stock Incentive Plan or successor equity compensation plan. Any restricted stock bonus so awarded shall vest over a period of not more than four years, subject to acceleration for termination of employment due to death or Disability.

4.4      Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

4.5      Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Plan Year, the Actual Award shall be paid to his or her estate.

SECTION 5
ADMINISTRATION

5.1      Committee is the Administrator. The Plan shall be administered by the Committee.

5.2      Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3      Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any federal, foreign, state, and local taxes.

SECTION 6
GENERAL PROVISION

6.1      Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

6.2      No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Plan Year or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Year such exercise occurs, to terminate any individual’s employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3      No Individual Liability. No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

6.4      Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the Sate of California, with the exception of California’s conflict of laws provisions.

6.5      Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate of the Company.

SECTION 7
AMENDMENT AND TERMINATION

7.1      Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to shareholder approval.

NOVELLUS SYSTEMS, INC. 4000 NORTH FIRST STREET SAN JOSE, CA 95134

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL —
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Novellus Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NOVPRX	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOVELLUS SYSTEMS, INC.

1. To elect eight directors of the Company to serve for the ensuing year and until their successors are elected and qualified.

01) Richard S. Hill            05) Glen G. Possley
02) D. James Guzy          06) Ann D. Rhoads
03) J. David Litster           07) William R. Spivey
04) Yoshio Nishi               08) Delbert A. Whitaker

For All / /	Withhold All / /	For All Except / /	To withhold authority to vote, mark “For all Except” and write the nominee’s number on the line below.

Vote On Proposals

2. Proposal to reapprove the Company's 1998 Senior Executive Bonus Plan, originally approved in May 1998, pursuant to the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

	For / /	Against / /	Abstain / /
3. Proposal to ratify and approve the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 2003.	/ /	/ /	/ /
4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, corporation, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household.	Yes / /	No / /
Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NOVELLUS SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS
April 15, 2003

      The undersigned hereby appoints Richard S. Hill and Kevin S. Royal and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Novellus Systems, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m., local time on April 15, 2003, at the Company's principal executive offices, 4000 North First Street, San Jose, California, 95134, or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on February 14, 2003 as the Record Date for determining the shareholders entitled to notice of and to vote at, the 2003 Annual Meeting and any adjournment or postponement thereof.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 and 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE